BY HAND

August 5, 2019

Preet Virk

Dear Preet:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your transition from employment with MACOM Technology Solutions Inc. (the “Company”).

1.Transition Period and Separation Date.

(a)Effective as of August 5, 2019 (the “Transition Date”) your role as Senior Vice President and General Manager, Networks, of the Company terminated, provided that you will remain employed by the Company as an advisor to provide certain transition services to the Company through the date that your employment terminates (the “Separation Date”). Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be November 3, 2019. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

(b)During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company accordance with the terms of those plans, except that you will not continue to accrue vacation time. During the Transition Period, you shall continue to abide by Company policies and be available on an on-call basis to support the business’s key deliverables as requested by the Company from time to time, including without limitation, transitioning all of your responsibilities, relationships, and files to any authorized Company designees. You will not incur any business expenses during the Transition Period without the advance approval of the Chief Executive Officer of the Company.

(c)Effective as of the Transition Date, you will be deemed to have resigned from any and all positions and offices that you hold (as applicable) with the Company or any of its Affiliates, other than your continued employment as a senior advisor through the Transition Period, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Transition Date. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

2.Final Salary and Vacation Pay. You will receive, on the Separation Date, pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for all vacation days you have earned but not used, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you elect to sign this Agreement.

3.Severance Benefits. In consideration of your execution of this Agreement, the ECIA (as defined below), and the Supplemental Release (as defined below), as well as your continued compliance with the Continuing Obligations (as defined in Section 6(a) below):

(a)The Company will pay you the severance payments and related benefits to which you are entitled pursuant to Section 7 of the Letter from the Company to you dated December 11, 2013 regarding Offer of Employment with the Company (the “Employment Agreement” and attached hereto as Exhibit A), which include the following:

1.
continued salary payments at the rate of $12,115.38 per bi-weekly pay period (the “Severance Payments”), for a period of six (6) months following your termination date (such period, the “Severance Period”), such that the aggregate amount of Severance Payments potentially payable hereunder is $157,500, subject to normal withholding; and

2.
to the extent that you or any of your dependents may be covered under the terms of any Company medical and dental plans immediately prior to the termination of your employment, and you elect to continue such coverages at your own expense under the provisions set forth by the Consolidated Omnibus Budget Reconciliation Act of 1985 as described below, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period (the “Health Continuation Payments” and, together with the Severance Payments, the “Severance Benefits”). The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Payments would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Internal Revenue Code of 1986, as amended, to restructure such benefit.

(b)The Severance Payments and Health Continuation Payments will be made in accordance with the Company’s regular payroll schedule, and will begin on the first regularly scheduled Company payday occurring after the date that the Supplemental Release takes effect (i.e., after your Supplemental Release has been signed and any applicable revocation period has elapsed without your revoking the Supplemental Release); provided, however, that the first such payment shall include any installments of Severance Payments and Health Continuation Payments that you would have received prior to such pay day had your Supplemental Release been effective on the date of your termination of employment.

4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, and Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar applicable law, and subject to the Health Continuation Payments, your participation in all employee benefit plans of the Company will end as of the Separation Date in accordance with the terms of those plans. You will not continue to earn paid time off after the Transition Date, but will be entitled to continued health coverage benefits consistent with your current plan enrollments through the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)On or before the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)You acknowledge that you will be bound by the Employee Confidentiality and Invention Assignment Agreement (the “ECIA”), which is attached hereto as Exhibit B and which must be executed by you as a condition to your receipt of severance, and any other obligations relating to confidentiality, non-competition, non-solicitation, no-hire, invention assignment and/or any other restrictive covenants in any agreement by and between you and the Company or any of its Affiliates, to the extent that such obligations survive termination of your employment by the terms thereof (collectively, the “Continuing Obligations”). The obligation of the Company to provide you with payments or benefits under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

(b)You agree that you will continue to protect Confidential Information, as defined herein, and that you will never, directly or indirectly, use or disclose it, except as required by applicable law. For purposes of this Agreement, “Confidential Information” means any and all information of the Company or any of its Affiliates that is not generally known to the public, together with any and all information received by the Company or any of its Affiliates from any third party with any understanding, express or implied, that the information would not be disclosed.

(c)You agree that you will not disclose, directly or by implication, this Agreement or any of its terms or provisions, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)During the Transition Period and following the Separation Date, you agree (i) to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement and (ii) to be reasonably available to assist with the transition of your duties and business relationships to Company designees as may be requested by the Company from time to time. The Company will reimburse you for any reasonable expenses incurred in rendering such cooperation and approved by the Company in advance.

(e)Except as otherwise required by law, you agree that you will never disparage or criticize the Company, its Affiliates, their business, their management or their products or services, or any of the Released Parties (as defined in Section 8 below) (including without limitation, in any conversations you may have with any current, prospective or former employees, independent contractors, customers, suppliers, vendors, investors, lenders, insurers or other business partners of the Company or any of its Affiliates, or in any public forum or with members of the press), and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates, and you hereby represent that you have not between the date you received this Agreement and its effective date said or done any of the things proscribed by this Section 6(e).

(f)For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

7.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will be terminating on the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.General Release and Waiver of Claims.

(a)In exchange for your continued engagement during the Transition Period and the payments and benefits provided to you under Section 3 of this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, your other associations with the Company, its predecessors (including but not limited to Mindspeed Technologies, LLC), successors, affiliates, subsidiaries and/or related entities and each of its and their past, present, and future officers, directors, stockholders, agents, employees, attorneys, insurers, employee benefit plans, partners, administrators, agents, trustees, representatives, successors and assigns, each individually and in their formal capacities (collectively with the Company, the “Releasees”) from any and all claims of any and every kind, nature, and character, known or unknown, foreseen or unforeseen, arising from, connected with or related to the dealings between you and any of the Releasees prior to the date of this Agreement. Without limiting the generality of the foregoing, you also specifically release the Releasees from any and all claims arising out of your offer of employment, your employment or other association, or the termination of your employment or other association with any of the Releasees, including but not limited to claims for wrongful discharge, claims related to any contracts of employment, express or implied, claims for breach of privacy, defamation or any other tort, claims for attorneys’ fees and costs, claims under the laws of the state or states where you have provided services to any of the Releasees relating to wages and hours, compensation, overtime, commissions and breaks, claims relating to leaves of absence and reasonable accommodation, and claims relating to harassment, discrimination, retaliation and/or civil rights. This general release of claims also includes, but is not limited to, any and all claims arising under any federal, state and/or municipal law, regulation, ordinance or common law, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the False Claims Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, and any other federal, state or local statute, regulation, ordinance or common law. You understand that the only claims that are not covered by this general release of claims are claims expressly exempted by law, such as claims that may arise under the ADEA after the effective date of this Agreement, unemployment insurance claims or certain workers’ compensation claims, or claims exempted by the express terms of a written benefit plan. You agree that you will not file or cause to be filed any claims, actions, lawsuits, or legal proceedings against any of the Releasees involving any matter occurring up to or on the date of this Agreement or involving any continuing effects of any acts or practices that may have arisen or occurred before the date of this Agreement. You further agree that you will not participate in a representative capacity, or join or participate as a member of a class, collective or representative action instituted by someone else against any of the Releasees, and will expressly opt-out of any such proceeding. Notwithstanding the foregoing, nothing in this Agreement shall prohibit you from contacting, filing of claims with, providing information to or participating in any proceeding before the federal Equal Employment Opportunity Commission, Securities and Exchange Commission or any other government agency; provided, however, that you hereby waive any right to recover monetary damages or other personal relief in connection with any such claims or proceedings, with the exception of an award for information provided pursuant to a whistleblower protection law. This Agreement also does not preclude a court action, claim or other legal proceeding to challenge the validity of this release of claims. If you file a claim, action, lawsuit or legal proceeding in violation of this paragraph, other than a claim pursuant to the ADEA or the OWBPA, you shall be obligated to return all consideration received for this Agreement and will be liable for attorney’s fees, costs and expenses incurred by the Releasees or their insurer(s) in defending such claim.

(b)Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by you or by anyone else on your behalf.

(c)This Agreement, including the general release and waiver of claims set forth in this Section 8, and the Supplemental Release, create legally binding obligations, and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement or the Supplemental Release. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days before signing it, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)You agree to sign the general release and waiver of claims in the form attached hereto as Exhibit C (the “Supplemental Release”) within seven (7) days following the Separation Date, which will be at least twenty-one (21) days following the date of your initial receipt of a copy of this Agreement and the Supplemental Release. You further agree that a signed and unrevoked Supplemental Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above. You agree that you have had not less than twenty-one (21) days from the date of your initial receipt of the Supplemental Release to consider the terms of the Supplemental Release and to consult with an attorney, if you wish to do so, or to consult with any other of those persons to whom reference is made in Section 6(c) of this Agreement. You may not sign the Supplemental Release before the Separation Date.

9.Miscellaneous.

(a)This Agreement, including the Supplemental Release, constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and, with respect to any outstanding equity, any applicable award agreements and plan documents, in each case which shall remain in full force and effect in accordance with their terms, except as expressly modified herein.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)This Agreement may be executed in counterparts, each of which together shall constitute a single agreement. A signed agreement transmitted by facsimile, electronically in .pdf format or by similar means shall be treated as an original.

[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within seven (7) days following the Separation Date. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset.

Sincerely,
MACOM Technology Solutions Inc.

By:    _/s/ Ambra R. Roth___________________________
Name: Ambra R. Roth
Title: Vice President, General Counsel and Secretary

Accepted and agreed:

Signature:    __/s/ Preetinder Virk___________
Preetinder Virk

Date:     __8/6/2019__________________________

Attachments:

Letter Regarding Benefits on Termination